Exhibit 21

            Subsidiaries of Vertex Interactive, Inc.
                         (as of 9/30/03)


                                             State or Country of
Subsidiary
Incorporation

Data Control Systems, Inc.                        New Jersey, USA

Renaissance Software, Inc.                        Delaware, USA

XeQute Solutions PLC					  United Kingdom

	XeQute Solutions, Inc.                      Delaware, USA

Vertex Interactive (UK), Ltd                      United Kingdom

     Vertex Interactive (Ireland) Ltd             Ireland

     Vertex Interactive (Mfg) Ltd                 Ireland

Trend Investments Ltd                             Ireland

ICS France S.A.                                   France

Vertex Support and Maintenance Italia Srl         Italy

Vertex Interactive Italia Srl                     Italy

          Euronet Consulting Srl                  Italy